Exhibit 99.1

                    CardioDynamics Appoints Medical Director

    SAN DIEGO--(BUSINESS WIRE)--Jan. 8, 2004--CardioDynamics (Nasdaq:
CDIC), the innovator and leader of Impedance Cardiography (ICG) technology, has appointed Neil W. Treister, MD, MBA, FACC, to fill the newly-created position of Medical Director. This position will expand CardioDynamics' physician outreach through medical education, clinical publications and presentations worldwide.
    "This position will be instrumental in helping us drive clinical adoption," stated Michael K. Perry, CEO of CardioDynamics. "With over 18 years of experience in the areas of cardiology and internal medicine, and a strong business and teaching background, Dr. Treister provides the clinical leadership to take us to the next level in physician awareness and ICG utilization."
    Dr. Treister earned his medical degree from Stanford University in 1980 and is board certified in both Internal Medicine and Cardiovascular Disease. He is an interventional cardiologist by training and experience and his current clinical practice focuses on preventive and consultative cardiology in both the office and hospital settings. Dr. Treister also serves as Medical Director of Sharp Healthcare's Cushman Wellness Center. He is on the National Pharmacy and Therapeutics Committee for a national pharmacy benefits management company and is on the Advisory Board of TechnaHealth, a disease management company.
    Commenting on his appointment, Dr. Treister stated, "I am very excited to join the CardioDynamics team and am looking forward to working closely with the Company's medical group and senior management in helping set the direction and strategy of our clinical programs."

    About CardioDynamics

    CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG). The company's BioZ(R) Systems are being used by leading physicians around the world to help battle the number one killer of men and women -- cardiovascular disease. Partners include GE Medical Systems Information Technologies and Philips Medical Systems. The worldwide market potential for BioZ products is estimated to be $5 billion and an additional $800 million in recurring annual revenue for sensors. For additional information or to request an investor package, please refer to the company's Web site at www.cdic.com.

    Forward-Looking (Safe Harbor) Statement

    Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as market size, potential, growth and penetration rates, the accuracy of which is necessarily subject to uncertainties and risks including the company's sole dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the company's filings with the SEC, including its 2002 Form 10-K. The company does not undertake to update the disclosures contained in this press release.


    CONTACT: CardioDynamics, San Diego
             Investor Relations:
             Bonnie Ortega, 888-522-2342 ext. 1005
             bortega@cardiodynamics.com
                 or
             Media Relations
             Irene Paigah, 888-522-2342 ext. 1012
             ipaigah@cardiodynamics.com